Exhibit 4.16

1st SUPPLEMENTAL AGREEMENT

to the Revolving Credit Facility Agreement dated 16.12.2013

This Supplemental Agreement is dated 28 April 2015, and is made in Cyprus BETWEEN:

(1)	GLOBUS MARITIME LIMITED, a company duly incorporated in the Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, Marshall Islands (the “Borrower”);

(2)	FIRMENT TRADING LIMITED, a company duly incorporated in Cyprus and having its registered office at 1 Kostaki Pantelidi Street, Kolokasides Building, 3rd floor, PC 1010, Nicosia, Cyprus (the “Lender”);

WHEREAS:

1.	This Supplemental Agreement is supplemental to and constitutes an integral part of a facility agreement dated 16th December 2013 (the “Original Facility Agreement”) made between the Borrower and the Lender, pursuant to which the Lender agreed (inter alia) to make available to the Borrower, upon the terms and conditions therein contained, a revolving credit facility of up to US Dollars Four million (US$ 4,000,000), during a period starting on the date of the Original Facility Agreement, and ending on 16 December 2015, to be used by the Borrower for general working capital purposes.

2.	This Supplemental Agreement sets out the terms and conditions upon which the Lender agrees, at the request of the Borrower, to (a) an increase of the amount of the Facility and (b) to certain other amendments to the terms and conditions applicable to the Facility and the Original Facility Agreement agreed to by the Borrower and the Lender, as more specifically set out in this Supplemental Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.01       Unless the context otherwise requires or unless otherwise defined herein, words and expressions defined in the Original Facility Agreement shall have the same meanings when used in this Supplemental Agreement.

1.02       “Facility Agreement” means the Original Facility Agreement specified in Recital 1, as amended and supplemented by this Supplemental Agreement and as same may be further amended, varied or supplemented from time to time and at anytime hereinafter.

1.03       Unless the context otherwise requires, references in the Original Facility Agreement to “this agreement” shall be references to the Original Facility Agreement as amended and supplemented by this Supplemental Agreement and words such as “herein” and “hereof” where they appear in the Original Facility Agreement, shall be construed accordingly.

2.	INCREASE OF THE FACILITY - AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT

2.01.      Increase of the Facility

The Lender, at Borrower’s request, hereby agrees to grant to the Borrower, upon and subject to the terms of the Facility Agreement, an increase of the Facility in an additional amount of US Dollars Four Million (US $4,000,000), thus increasing the aggregate amount of the Facility from US Dollars Four Million (US $4,000,000) (provided for in the Original Facility Agreement) to US Dollars Eight Million (US $8,000,000) (the “Facility”). The Facility may be drawn by the Borrower in one or more Advances during an availability period starting on the date of the Original Facility Agreement and ending on 29 April 2016 subject to any earlier revocation of the Facility under Clause 9 of the Facility Agreement.

In view of the above, it is hereby agreed that, with effect from 16 December 2014 (the “Effective Date”), Clause 1 (“Revolving Credit Facility–Purpose”) of the Original Facility Agreement is hereby deleted and the following clause is hereby inserted in its place:

“1. REVOLVING CREDIT FACILITY-PURPOSE

1.01   This agreement sets out the terms and conditions upon and subject to which the Lender, which is a shareholder of the Borrower, shall make available to the Borrower a revolving credit facility of up to US Dollars Eight million (US$8,000,000) ("the Facility") during a period starting on the date hereof and ending on 29 April 2016 to be used by the Borrower for general working capital purposes. The Lender shall not be obliged to monitor or verify how the proceeds of the Facility or part thereof have been used by the Borrower.”

2.02.      Further amendments to the Original Facility Agreement

a) The Lender, at the request of the Borrower, hereby agrees and the Borrower hereby undertakes that the Loans and any and all other amounts owing at any relevant time by the Borrower to the Lender under the Facility Agreement will be repaid in full not later than 30 April 2016.

b) In view of the above, it is hereby agreed that, with effect from the Effective Date, Clause 4.01 of the Original Facility Agreement is hereby deleted and the following clause is inserted in its place:

4.01   (Repayment) The aggregate of all the Loans and all other sums drawn and outstanding under this agreement together with all interest accrued thereon, costs and any other amounts due or to become due under this agreement shall be repaid in full no later than 30 April 2016 (“the Final Maturity Date”). On the Final Maturity Date, the Facility is automatically cancelled and revoked without any notice to the Borrower and no amount may be re-borrowed on or after the Final Maturity Date. In case of failure of the Borrower to make repayment under this clause 4.01, the Borrower shall be automatically in default and any and all amounts due to the Lender shall bear default interest at the rate specified in clause 3.03.”.

c) With effect from the Effective Date, Clause 9.02 of the Original Facility Agreement is hereby deleted and the following clause is inserted in its place:

“9.02 (Consequences of Default) Without limitation to any other rights of the Lender under the applicable laws and regulations and/or this agreement the Lender may at any time after the occurrence of an Event of Default by written notice to the Borrower (i) revoke the Facility in whole (whereupon the Facility shall be reduced to zero), (ii) declare that all the Loans and all interest accrued thereon and all other sums payable under this agreement be due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice which are expressly waived by the Borrower, and (iii) take any other action which as a result of the Event of Default or any notice served hereunder the Lender is entitled to take under this agreement or any applicable laws and regulations.”

d) With effect from the Effective Date, Clause 9 of the Original Facility Agreement shall be supplemented by the addition of the following clause 9.03:

“9.03 (Proof of Default) It is agreed that (i) the non-payment of any sum of money in time will be proven conclusively by mere passage of time and (ii) the occurrence of this (non-payment) and any other Event of Default shall be proven conclusively by a mere written statement of the Lender (save for manifest error).”

3.	CONDITIONS PRECEDENT

3.01       The effectiveness of Clause 2 of this Supplemental Agreement and the obligation of the Lender to allow any further use of the Facility or part thereof is subject to the condition that the Lender shall have received the following documents and evidence in form and substance satisfactory to the Lender and (if required by the Lender), certified, notarised, legalised or attested in a manner acceptable to the Lender:

(i)	a recent certificate of Incumbency of the Borrower signed by the secretary or a director of the Borrower stating its officers and/or its directors and confirming that there has been no change to the documents relating to its constitution;
(ii)	Minutes of meetings of the directors of the Borrower at which there was approved the entry into, execution, delivery and performance of this Supplemental Agreement and any other documents executed or to be executed pursuant hereto or thereto to which the Borrower is a party; and
(iii)	Any other evidence, as the Lender may require, of the due authority of any person signing this Supplemental Agreement and any other documents executed or to be executed pursuant hereto or thereto on behalf of the Borrower.

3.02       The obligation of the Lender to allow any further use of the Facility or part thereof is subject to the conditions that prior to and/or simultaneously with the delivery of the relevant Utilisation Request:

(i)	The representations and warranties set out in clause 6 of the Facility Agreement are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(ii)	any consent or permit as may be required has been obtained and remains valid; and
(iii)	no Event of Default shall have occurred and be continuing or would result from the drawdown of an Advance.

4.	REPRESENTATIONS AND WARRANTIES

4.01       This Supplemental Agreement is entered into by the Lender in reliance upon the representations made herein by the Borrower to the effect that all the representations and warranties in clause 6 of the Original Facility Agreement are true and correct on the Effective Date as if each were made with respect to the facts and circumstances existing at such time, including to the extent that they may have been or shall be amended by this Supplemental Agreement and are repeated herein -as if contained in extenso and as if made with reference to the facts and circumstances existing on the date hereof- in connection with the Borrower and the Borrower covenants that the said representations and warranties shall remain true and correct and represents that there has not occurred and/or is continuing any Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both.

5.	RECONFIRMATION

In consideration of the agreement of the Lender contained in this Supplemental Agreement, the Borrower hereby reconfirms its obligations under the Original Facility Agreement and including, without limitation, compliance with the covenants contained in clause 8 of the Original Facility Agreement, despite the changes in this Supplemental Agreement.

6.	MISCELLANEOUS

6.01       All the terms and conditions of the Original Facility Agreement (other than those amended by this Supplemental Agreement) remain in full force and effect and apply to this Supplemental Agreement as well, and are deemed to be repeated as if set forth in extenso herein.

6.02       The Original Facility Agreement and this Supplemental Agreement constitute an integral document which is valid and binding upon its parties in accordance with its terms.

6.03       This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

6.04       The Borrower covenants that from time to time at the request of the Lender it will execute and deliver to the Lender or procure the execution and delivery to the Lender all such documents as the Lender shall reasonably deem necessary or desirable for giving full effect to this Supplemental Agreement or the Facility Agreement and for perfecting and protecting the value of or enforcing any rights or securities granted to the Lender under or pursuant to the Facility Agreement and this Supplemental Agreement

7.	GOVERNING LAW AND JURISDICTION

7.01       The provisions of clauses 11.13(a) and 11.13(b) of the Facility Agreement shall apply to this Supplemental Agreement as if they were set out in full and as if references to the Facility Agreement were references to this Supplemental Agreement.

8.	THIRD PARTY RIGHTS

8.01 A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof, the parties hereto have caused this Supplemental Agreement to be duly executed as a Deed on this 28th day of April 2015.

Executed and delivered as a Deed
By Philippos Philippou	)
for and on behalf of	)
GLOBUS MARITIME LIMITED	)
the Borrower	)	/s / Philippos Philippou
in the presence of	)
Name	)	Andreas Georgiou
Address	)	17 iFigeneias Street, 2007, Strovolos
Signature	)	/s / Andreas Georgiou

Executed and delivered as a Deed
By Savvas Polydorou	)
For and on behalf of	)
FIRMENT TRADING LIMITED	)
the Lender	)	/s/ Savvas Polydorou
in the presence of	)
Name	)	Loucas Hadjiyiangou
Address	)	17 iFigeneias Street, 2007, Strovolos
Signature	)	/s / Loucas Hadjiyiangou

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